FOR IMMEDIATE RELEASE
March 3, 2010

Contact:	Amy E. Essex
Chief Financial Officer, Treasurer & Corporate Secretary
First Federal of Northern Michigan Bancorp, Inc.
(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
ANNOUNCES FOURTH QUARTER 2009 AND FULL YEAR RESULTS

Alpena, Michigan - (March 3, 2010) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported a consolidated net loss from continuing operations of $3.1 million, or $1.07 per basic and diluted share, for the quarter ended December 31, 2009 compared to a consolidated net loss from continuing operations of $2.3 million, or $0.81 per basic and diluted share, for the quarter ended December 31, 2008.

Consolidated net loss from continuing operations for the twelve months ended December 31, 2009 was $6.7 million, or $2.33 per basic and diluted share, compared to consolidated net loss from continuing operations of $3.2 million, or $1.10 per basic and diluted share, for the twelve months ended December 31, 2008.

The three- and twelve-month results reflected a provision for loan losses of $2.7 million and $6.2 million, respectively, which related primarily to several non-performing commercial loan relationships and a non-cash valuation allowance related to the Company’s deferred tax asset reflecting the Company’s recent losses resulting from the distressed operating environment confronting banks.

Listed below are several key points relative to the Company’s 2009 results:

•	Significant year over year improvement in the Company’s net interest margin (from 2.93% to 3.26%).
•	293% increase in industry-wide FDIC insurance costs year over year.
•	$1.6 million increase in non-performing assets, year over year.
•	First Federal of Northern Michigan (the “Bank”) remains “well-capitalized” for regulatory purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, “First Federal’s operating performance has been affected by the distressed Michigan and national economies and their negative impact on real estate values in our market area and the financial strength of our borrowers. The level of problem assets and costs associated with their administration and disposition increased substantially during the course of the year. We aggressively addressed problem assets as they came to light and acted as expeditiously as circumstances would allow while also continuing to build our loan loss reserves. The return to strong asset quality is our top priority. In spite of the loan loss provision expense and the costs associated with problem asset administration, we made great improvement through the year in elevating our net interest margin, elevating non-interest income and reducing our controllable expenses.”

Selected Financial Ratios

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2009	2008	2009	2008

Performance Ratios:
Net interest margin	3.24%	2.90%	3.26%	2.93%
Average interest rate spread	3.00%	2.53%	2.97%	2.51%
Return on average assets*	-5.22%	-3.70%	-2.80%	-1.30%
Return on average equity*	-45.89%	-29.53%	-23.21%	-10.05%

* Annualized

	As of
	December 31, 2009	December 31, 2008
Asset Quality Ratios:
Non-performing assets to total assets	6.58%	5.57%
Non-performing loans to total loans	6.74%	6.14%
Allowance for loan losses to non-performing assets	23.82%	40.90%
Allowance for loan losses to total loans	2.09%	2.85%

Allowance for loan losses	$3,660	$5,647
Total non-performing loans	$11,786	$12,169
Total non-performing assets	$15,366	$13,807

Financial Condition

Total assets of the Company at December 31, 2009 were $233.5 million, a decrease of $14.2 million, or 5.6%, from assets of $247.7 million at December 31, 2008. Net loans receivable decreased $21.1 million to $171.2 million at December 31, 2009, due to adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market, consumer loan balances that have declined due to normal pay-downs, limited originations of loans to be held in the Company’s portfolio, and commercial loan charge-offs. The decline in net loans receivable was partially offset by an increase of approximately $8.0 million in the Company’s investment securities portfolio.

Deposits decreased $7.7 million to $158.1 million and the Company’s REPO sweep accounts decreased $4.0 million to $5.4 million at December 31, 2009. Most of the loss in deposits was in our certificate of deposit accounts. As these deposits matured and were set to reprice lower, some left the Bank and were replaced with lower costing FHLB advances. As reported in the previous quarter, most of the decline in REPO sweep accounts was due to lower cash balances held by our commercial customers and not due to deposit relationships leaving the Bank.

The ratio of total nonperforming assets to total assets was 6.58% at December 31, 2009 compared to 5.57% at December 31, 2008. Non-performing assets increased by $1.6 million from December 31, 2008 to December 31, 2009. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:
•	Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
•	Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
•	Allowing borrowers to structure short-sales of properties, where appropriate and feasible;
•	Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral);

Stockholders’ equity was $23.1 million at December 31, 2009 as compared to $29.4 million at December 31, 2008. The decrease was due primarily to the net loss for the twelve-month period of $6.8 million. First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

					Capital Required To be
					Categorized as
	Actual Capital		Capital Required For Capital		Well-Capitalized Under Prompt
	at December 31, 2009		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Total risk-based capital (to risk- weighted assets)	$22,304	13.57%	$13,153	8.00%	$16,442	10.00%
Tier 1 risk-based capital (to risk- weighted assets)	$20,240	12.31%	$6,577	4.00%	$9,865	6.00%
Tangible capital (to tangible assets)	$20,240	8.75%	$3,470	1.50%	$4,627	2.00%

Results of Operations

Interest income decreased to $ 2.9 million for the three months ended December 31, 2009 from $3.4 million for the year earlier period. Interest income decreased by $1.5 million to $12.4 million for the twelve-month period ended December 31, 2009 from $14.0 million for the same period in 2008. The decreases in interest income were due to two factors: a decrease in the average balance of our interest-earning assets due mostly to reductions in the size of our mortgage loan portfolio and a decrease in the yield on interest-earning assets due in part to lower market interest rates and in part to the impact of loans placed on non-accrual status during the three- and twelve-month periods ended December 31, 2009.

Interest expense decreased to $1.1 million for the three months ended December 31, 2009 from $1.7 million for the three months ended December 31, 2008. Interest expense for the twelve months ended December 31, 2009 decreased to $5.1 million from $7.1 million for the twelve months ended December 31, 2009. The decrease in interest expense for the three- and twelve-month periods was due in part to a decrease in both the average balance and cost of our FHLB borrowings, which the Company was able to pay down because of asset shrinkage and in part due to a decrease in the cost of certificates of deposit, many of which matured and re-priced lower.

The Company’s net interest margin increased to 3.24% for the three-month period ended December 31, 2009 from 2.90% for the same period in 2008. During this time period, the average yield on interest-earning assets decreased 53 basis points to 5.17% from 5.70%, while the average cost of funds decreased 100 basis points to 2.17% from 3.17%. For the twelve-month period ended December 31, 2009, the Company’s net interest margin increased to 3.26% from 2.93% for the same period in 2008. During this time period, the average yield on interest-earning assets decreased 45 basis points to 5.51% from 5.96%, while the cost of funds decreased 89 basis points to 2.55% from 3.44%.

The provision for loan losses for the three-month period ended December 31, 2009 was $2.7 million, as compared to $3.2 million for the prior year period. For the twelve-month period ended December 31, 2009, the provision for loan losses was $6.2 million as compared to $4.4 million for the same period ended December 31, 2008. The increase for the twelve-month period related to increases in provision and charge-offs on several commercial credits. The provision was based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non interest income increased from $406,000 for the three months ended December 31, 2008 to $521,000 for the three months ended December 31, 2009. Non interest income increased from $1.7 million for the twelve months ended December 31, 2008 to $2.6 million for the twelve months ended December 31, 2009.  The three- and twelve-month period results reflected increased mortgage banking activities income of $130,000 and $982,000, respectively. Many homeowners in the Company’s markets took the opportunity to refinance due to lower market interest rates during the year ended December 31, 2009 as compared to the same period in 2008. The majority of these loans were sold into the secondary market.

Non interest expense increased from $2.4 million for the three months ended December 31, 2008 to $2.8 million for the three months ended December 31, 2009. Notably, compensation and employee benefits increased $150,000 period over period as the Bank took advantage of the relatively low stock price and pre-paid the ESOP loan, which will result in lower compensation costs going forward. In addition, our FDIC premiums increased by $66,000 period over period as the Company’s assessment rate increased and other expenses increased by $67,000 (mostly expenses related to credit quality and repossessed properties). Non interest expense increased from $8.9 million for the twelve months ended December 31, 2008 to $9.4 million for the twelve months ended December 31, 2009. The increase was mainly the result of the increase in FDIC assessment as well as the industry-wide FDIC special assessment, increases in professional services and other expenses (as noted in the three-month discussion), partially offset by decreases in our cost of compensation and employee benefits expenses and occupancy expenses.

Federal income tax expense for the three- and twelve-month periods ended December 31, 2009 was impacted by the valuation allowance on our deferred tax assets of $3.0 million. The Company recorded this valuation allowance because it concluded, based on currently available evidence, that it is “more likely than not” that the future tax assets recognized will be not be realized before their expiration.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan
Consolidated Balance Sheet

	December 31, 2009	December 31, 2008

ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$2,583,131	$3,097,788
Overnight deposits with FHLB	515,927	372,523
Total cash and cash equivalents	3,099,058	3,470,311
Securities AFS	33,712,724	25,665,178
Securities HTM	3,928,167	4,022,235
Loans held for sale	51,970	107,000
Loans receivable, net of allowance for loan losses of $3,660,344 and $5,647,055 as of December 31, 2009 and December 31, 2008, respectively	171,219,105	192,270,714
Foreclosed real estate and other repossessed assets	3,579,895	1,637,923
Federal Home Loan Bank stock, at cost	4,196,900	4,196,900
Premises and equipment	6,563,683	7,089,746
Accrued interest receivable	1,230,287	1,469,176
Intangible assets	919,757	1,192,853
Deferred tax asset, net of valuation allowance of $3,033,352 and $0, respectively	559,235	2,379,279
Other assets	4,444,913	2,560,243
Assets of discontinued operation	-	1,610,734
Total assets	$233,505,694	$247,672,293

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$158,099,809	$165,778,598
Advances from borrowers for taxes and insurance	105,419	104,475
Federal Home Loan Bank Advances	44,400,000	40,200,000
Note Payable	630,927	768,651
REPO Sweep Accounts	5,407,791	9,447,415
Accrued expenses and other liabilities	1,809,265	1,877,600
Liabilities of discontinued operations	-	76,792
Total liabilities	210,453,212	218,253,531

Commitments and contingencies	-	-

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized 3,191,999 shares issued)	31,920	31,920
Additional paid-in capital	23,722,767	24,302,102
Retained earnings	2,000,264	8,762,412
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unallocated ESOP	-	(764,861)
Unearned compensation	(161,678)	(286,324)
Accumulated other comprehensive income	423,127	337,431
Total stockholders' equity	23,052,482	29,418,762

Total liabilities and stockholders' equity	$233,505,694	$247,672,293

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2009	2008	2009	2008

Interest income:
Interest and fees on loans	$2,534,151	$3,012,497	$11,104,555	$12,587,844
Interest and dividends on investments	175,725	193,721	760,513	958,351
Interest on mortgage-backed securities	146,449	155,175	577,377	420,968
Total interest income	2,856,325	3,361,393	12,442,445	13,967,163

Interest expense:
Interest on deposits	720,521	1,085,239	3,457,053	4,897,194
Interest on borrowings	351,639	579,698	1,630,886	2,233,276
Total interest expense	1,072,160	1,664,937	5,087,939	7,130,470

Net interest income	1,784,165	1,696,456	7,354,506	6,836,693
Provision for loan losses	2,703,109	3,177,994	6,195,820	4,420,659
Net interest (expense) income after provision for loan losses	(918,944)	(1,481,538)	1,158,686	2,416,034

Non-interest income:
Service charges and other fees	207,939	233,668	869,427	942,115
Mortgage banking activities	245,842	115,369	1,413,468	431,752
Gain on sale of available-for-sale investments	-	(9,990)	1,227	6,062
Net gain (loss) on sale of premises and equipment, real estate owned and other repossessed assets	(4,913)	(6,696)	20,438	21,801
Other	31,991	29,093	99,988	95,201
Insurance & brokerage commissions	40,174	45,000	169,971	180,000
Total non-interest income	521,033	406,444	2,574,519	1,676,931

Non-interest expenses:
Compensation and employee benefits	1,320,337	1,170,158	4,735,104	4,824,985
FDIC insurance premiums	102,820	36,681	479,627	121,919
Advertising	23,680	51,738	117,335	150,652
Occupancy	305,424	311,907	1,202,478	1,262,859
Amortization of intangible assets	73,112	77,122	273,096	308,489
Service bureau charges	79,492	79,673	334,535	320,191
Professional services	118,137	99,861	477,848	409,092
Other	777,140	585,491	1,739,966	1,475,311
Total non-interest expenses	2,800,143	2,412,631	9,359,989	8,873,498

Loss from continuing operations before income tax expense	(3,198,054)	(3,487,725)	(5,626,784)	(4,780,533)
Income tax expense (benefit) from continuing operations	(111,049)	(1,168,060)	1,089,536	(1,600,703)
Net loss from continuing operations	(3,087,005)	(2,319,665)	(6,716,320)	(3,179,830)

Loss from discontinued operations, net of income tax benefit of $0, $0, $43,209, and $29,745, respectively	-	(3,986)	(83,875)	(61,204)
Gain on sale of discontinued operations, net of income tax expense of $0, $0, $19,585 and $0, respectively	-	-	38,017	-

Net loss	(3,087,005)	(2,323,651)	(6,762,178)	(3,241,033)

Per share data:
Loss per share from continuing operations
Basic	$(1.07)	$(0.81)	$(2.33)	$(1.10)
Diluted	$(1.07)	$(0.81)	$(2.33)	$(1.10)
Income (loss) per share from discontinued operations
Basic	$-	$(0.00)	$(0.01)	$(0.02)
Diluted	$-	$(0.00)	$(0.01)	$(0.02)
Net loss per share
Basic	$(1.07)	$(0.81)	$(2.34)	$(1.12)
Diluted	$(1.07)	$(0.81)	$(2.34)	$(1.12)

Dividends per common share	$-	$-	$-	$0.15